Mail Stop 6010


      July 13, 2005


Mr. Donald A. French
Chief Financial Officer
UQM Technologies, Inc.
7501 Miller Drive
Frederick, CO  80530

	Re:	UQM Technologies, Inc.
      Form 10-K for the Fiscal Year Ended March 31, 2005
      Filed May 27, 2005
      File No. 001-10869


Dear Mr. French:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



      Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant





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